Exhibit 99.1

Big Cat Energy Announces Operations Update

Gillette, Wyoming, January 23, 2008 –– Big Cat Energy Corporation (OTCBB: BCTE) today provided an update on activities.

The previously announced pilot project to test the ARID tool in 11 wells by Marathon Oil (NYSE:MRO) in the Powder River Basin is proceeding. Marathon Oil has completed preparation work on the 11 wells slated for installation of the ARID tools. To date 5 ARID tools have been installed and are waiting on a break in the weather for power hookup, the final 6 ARID tools are scheduled for installation over the next few weeks.

Weather conditions in this part of the country almost always hinders operations for most operators this time of the year with bitter cold temperatures, snow fall and high winds. Company crews have difficulty getting in and out of these remote locations. As spring time approaches access to these well also become an issue due to snow melt and mud. However, none of these conditions affect the ARID tools operation, only access and working conditions of crews needed for the installation.

Adding to the overwhelming interest in Big Cat Energy’’s ARID tool, the company has completed and submitted to the Wyoming Department of Environmental Quality (WDEQ) six applications on behalf of a major CBM producer in the Powder River Basin. With almost all of the permitting issues now worked out with the WDEQ Big Cat Energy is expecting permit approval timelines of less than (3) weeks which has enormous benefit to both Big Cat Energy and the companies using the technology.

The company is pleased to announce that they have received a Standard & Poor’’s Blue Sky listing early this month. The company is now published in the Standard & Poor’’s Corporation Records.

Further to our news release dated Nov 12, 2007 management of Big Cat Energy is in discussions with a Coal Mining company located in the Powder River Basin of Wyoming utilizing the ARID tool for a pilot project. As negotiations continue management will keep shareholders apprised.

In our continuing effort to improve market penetration, we have added James Farnsworth to our staff as Director of Sales. Jim will be responsible for the daily contact with potential ARID tool customers. Jim has extensive experience in the CBM industry and numerous contacts in the Powder River Basin.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:
Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.